Exhibit 99.1

Roku Announces Scott Rosenberg to Step Down as SVP and GM of Platform Business

Rosenberg is committed to ensuring a smooth transition

and assisting with the recruitment process, which is underway

San Jose, CA – Jan. 7, 2022 – Roku, Inc. (NASDAQ: ROKU) announced today that Scott Rosenberg, Senior Vice President and General Manager of Platform Business, plans to step down sometime in the spring of 2022. Rosenberg joined Roku in 2012 as Vice President, Advertising, and Business Development. In 2017 he was named SVP and GM of Roku’s Platform Business, overseeing both advertising and content and services. Rosenberg played an important role in the company’s IPO, and leading and growing the successful Platform Business.

Rosenberg will continue to lead his teams until his departure. He is committed to ensuring a smooth transition and assisting with the recruitment process, which is underway.

“While Scott remains deeply invested in the company’s success, he’s ready for his next professional challenge and believes this is the right timeframe for him to make a change. I respect and fully support his decision,” said Anthony Wood, Roku Founder and Chief Executive Officer. “I look forward to working with Scott to ensure a smooth transition, while maintaining our relentless focus on building the best TV streaming platform.”

Said Rosenberg: “Working at Roku these last nine years has been the most rewarding time of my career, without a close second. Deciding to leave was difficult, but made possible by my belief in the incredible bench strength of the Platform team and the company as a whole.”

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV OEM brands. Roku is headquartered in San Jose, Calif. U.S.A.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release.

Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Roku, Inc. files with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Copies of reports filed with the SEC are posted on Roku’s website and are available from Roku without charge.

Roku and Roku TV are registered trademarks of Roku, Inc. in the U.S. and in other countries. Trade names, trademarks and service marks of other companies appearing in this press release are the property of their respective holders.

Media

Kim Sampson

ksampson@roku.com

Investor Relations

Conrad Grodd

cgrodd@roku.com